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                                                                     Exhibit 5.1



                                                                   June 10, 2005



Comtech Group, Inc.
c/o Comtech Group
Suite 1001
Tower C, Skyworth Buildings
High-Tech Industrial Park NanShan,
District Shenzhen, P.R. China 51805

         Re:      Registration Statement on Form S-8
                  ----------------------------------

Ladies and Gentlemen:

         We have served as your counsel in connection with the preparation of your Registration Statement on Form S-8 to be filed with the Securities and Exchange Commission in connection with the registration under the Securities Act of 1933, as amended, of 2,500,000 shares of your common stock, $0.01 par value (the "Common Stock"), reserved for issuance pursuant to the Comtech Group, Inc. 2004 Stock Incentive Plan (the "Plan"). We have examined such corporate records, documents and matters of law as we have considered appropriate for the purposes of this opinion.

         Based upon such examination and our participation in the preparation of the Registration Statement, it is our opinion that the Common Stock, when issued in the manner described in the Plan, will be validly issued, fully paid and non-assessable.

         We consent to the reference made to our firm in the Registration Statement and to the filing of this opinion as an exhibit to the Registration Statement.


                                                        Sincerely,

                                                        /s/ LOEB & LOEB LLP
                                                        LOEB & LOEB LLP